Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2001 Incentive Plan of Oscient Pharmaceuticals Corporation, of our reports dated February 4, 2008, with respect to the consolidated financial statements and schedule of Oscient Pharmaceuticals Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Oscient Pharmaceuticals Corporation filed with the Securities and Exchange Commission

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 5, 2008